Exhibit 99.1
Lifecore Biomedical Enters into $150.0 Million in New Financing, Repays its Outstanding Term Loans and Signs New Supply Agreement to Expand HA Fermentation Capacity with Existing Long-Term Customer

New $150 million credit arrangements include six-year credit agreement and equipment sale and leaseback to replace existing term loan

CHASKA, Minn., May 22, 2023 (GLOBE NEWSWIRE) – Lifecore Biomedical, Inc. (“Lifecore” or the “Company” Nasdaq: LFCR), a fully integrated contract development and manufacturing organization (“CDMO”), today announced that it has entered into a broad set of agreements with its long-term customer, Alcon (SIX/NYSE: ALC), which provides for the repayment of the Company’s existing credit agreement with its current lenders and substantially increases the amount of hyaluronic acid (“HA”) that Lifecore is expected to supply for use in Alcon’s commercial products.

“These agreements validate the value Lifecore delivers, both to our customers and to the patients who benefit from treatments that Lifecore helps produce. We appreciate the trust that has been demonstrated through a deepened partnership with this strategic, global customer,” stated James G. Hall, President and Chief Executive Officer of Lifecore. “The closing of the new credit arrangement and equipment sale and leaseback provides for the repayment of our current term loan agreement with more favorable terms and greater flexibility. In addition, the 10-year expansion of the HA fermentation supply agreement represents a significant enhancement to one of our strongest customer relationships and a meaningful solidification of our HA pipeline. Combined, we believe these arrangements greatly improve the opportunities for the Company in its continued evaluation of potential strategic alternatives to maximize value for stockholders.”

New Financing Arrangements

Under the terms of the lending and equipment sale and leaseback arrangements, Alcon has provided total commitments of $150.0 million, which includes a six-year senior secured term facility and a sale leaseback of certain HA fermentation equipment. The term facility bears interest at the rate of 10%, which is payable in kind (“PIK”) for the first three years, and payable 3% in cash interest and 7% PIK interest thereafter until maturity. Alcon and the Company also entered into an equipment sale and leaseback transaction related to certain HA fermentation assets, with a lease term of ten years, subject to certain repurchase rights.

Exhibit 99.1
Concurrently with this arrangement, the Company and BMO, the Company’s current lender under its existing ABL revolving credit facility, which will remain outstanding, entered into an amendment to the ABL revolving credit facility, which, among other things, contains waivers for all current defaults under our ABL credit facility.

Amended and Restated Supply Agreement

The Amended and Restated Supply Agreement with Alcon extends the term through December 31, 2033, and increases the amount of expected HA product to be delivered by Lifecore to Alcon at Lifecore’s existing facilities. The equipment sale and leaseback documents also contemplate that Lifecore intends to work closely with Alcon to develop a plan to build out additional capacity.

Additional information regarding the arrangements described in this press release can be found in the Company’s Current Report on Form 8-K that will be filed by the Company with the Securities and Exchange Commission today.

Mr. Hall concluded, “These agreements demonstrate our focus on finding an optimal path forward for the business, while not losing sight of our continuous efforts to advance our project portfolio. We believe these agreements also improve the potential outcome from our strategic review process and open the door to greater flexibility for the Company going forward.”

About Lifecore Biomedical
Lifecore Biomedical, Inc. is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of complex sterile injectable pharmaceutical products in syringes and vials. As a leading manufacturer of premium, injectable grade hyaluronic acid, Lifecore brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories. For more information about the Company, visit Lifecore’s website at www.lifecore.com.

Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar

Exhibit 99.1
expressions are used to identify forward-looking statements. Forward-looking statements in this press release include statements, among others, related to the Company’s exploration of its strategic alternatives, the future relationship between Alcon and the Company, if any, and the potential terms and timing thereof. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others as the outcome of any evaluation of the Company’s strategic alternatives or any discussions with any potential bidders related thereto, the ability of the Company to continue as a going concern, the ability of the Company to conduct its strategic review process in a timely manner or at all, the timing and needs related to capital expenditures, any future relationship between Alcon and the Company, if any, the timing and expenses associated with operations, the ability to achieve acceptance of the Company’s new products in the market place, government regulations affecting our business, the timing of regulatory approvals, uncertainties related to COVID-19 and the impact of our responses to it, the mix between domestic and international sales, and the ability to successfully realize the anticipated benefits of the refocusing of the Company’s business on Lifecore. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the Securities and Exchange Commission, including the risk factors contained in its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, the Company does not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances.

Contact Information:
Investor Relations
Jeff Sonnek
(646) 277-1263
jeff.sonnek@icrinc.com